EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation of our reports dated May 9, 2005 and March 7, 2006 on the financial statements of Complete Tower Sources Inc. and our reports dated July 29, 2005 and March 7, 2006 on the financial statements of Mitchell Site Acq, Inc. appearing in this Current Report on Form 8-K/A.

KOLDER, CHAMPAGNE, SLAVEN & COMPANY, LLC
/s/ Kolder, Champagne, Slaven & Company, LLC

Lafayette, Louisiana
April 30, 2007